Exhibit 10.32

MB FINANCIAL, INC.

SECOND AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

(Management Committee)

RS-M  NO. _______

Shares of Restricted Stock are hereby awarded on [     ] by MB Financial, Inc., a Maryland corporation (the “Company”), to ______________ (the “Grantee”), in accordance with the following terms and conditions.

1. Share Award.  The Company hereby awards to the Grantee ________ shares (the “Shares”) of the common stock, par value $.01 per share (“Common Stock”), of the Company, pursuant to the MB Financial, Inc. Second Amended and Restated Omnibus Incentive Plan (as the same may from time to time be amended, the “Plan”), and upon the terms and conditions and subject to the restrictions set forth in the Plan and hereinafter set forth.  A copy of the Plan, as currently in effect, is incorporated herein by reference and either is attached hereto or has been delivered previously to the Grantee.  Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan.

2. Restrictions on Transfer and Restricted Period.  Except as otherwise provided in this Section 2 or in Section 3 of this Agreement, during the period commencing on [     ] and terminating on [     ] (the “Restricted Period”), the Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Grantee, except in the event of the death of the Grantee, by will or the laws of descent and distribution, or, during the lifetime of the Grantee, pursuant to a Qualified Domestic Relations Order or by gift to any member of the Grantee’s immediate family or to a trust for the benefit of Grantee or one or more of such immediate family members, provided, that such Shares shall remain subject to the provisions of the Agreement.  For purposes of this Section 2, the Grantee’s “immediate family” shall mean the Grantee’s spouse, children and grandchildren.  The lapsing of the restrictions described above is sometimes referred to in this Agreement as “vesting.”

Subject to Section 3 of this Agreement, restrictions described above shall lapse, and the Shares will vest,  per the following schedule:

[   ] of the Shares will vest on each of [    ] (each a “Scheduled Vesting Date”), provided that Grantee is then serving as an employee of the Company or any Subsidiary.

3. Termination of Service.  If the Grantee’s employment is terminated for any reason other than a Qualifying Termination prior to the vesting of the Shares, upon such termination of employment the unvested Shares shall be forfeited and returned to the Company; provided, however, that the Committee, in its sole discretion, may, in the event of a termination of employment other than due to a Qualifying Termination or Cause, provide for the lapsing of such restrictions upon such terms and provisions as it deems proper.  If the Grantee’s employment is terminated by reason of a Qualifying Termination, the Shares, if not theretofore vested, shall vest in full on the date of termination.

For purposes of this Agreement, termination of employment due to death, Disability, involuntary termination without Cause (including voluntary termination under circumstances constituting an involuntary termination or a resignation for good reason under an employment, severance or other agreement applicable to Grantee), a Pre-Age 65 Service Retirement (as defined below), a Retirement (as defined below), a Post-Age 65 Service Retirement (as defined below), or a termination upon or after a Change in Control resulting in severance benefits becoming payable to the Grantee shall be a “Qualifying Termination”.

For purposes of determining whether certain terminations of employment constitute a Qualifying Termination, the following provisions shall apply:

(a) If the Grantee’s employment is voluntarily or involuntarily terminated other than for Cause or death prior to age 65 and the Grantee’s age plus years of service is equal to or greater than ninety (90), then the termination is considered to be a “Pre-Age 65 Service Retirement.”

(b) If the Grantee’s employment is voluntarily or involuntarily terminated other than for Cause or death on or after age 65 and the Grantee’s age plus years of service is less than ninety (90), then the termination is considered to be a “Retirement.”

(c) If the Grantee’s employment is voluntarily or involuntarily terminated other than for Cause or death on or after age 65 and the Grantee’s age plus years of service is equal to or greater than ninety (90), then the termination is considered to be a “Post-Age 65 Service Retirement.”

To the extent the terms of any employment, severance or other agreement to which the Grantee is a party with the Company or any Subsidiary that is then in effect provide vesting rights with respect to the Shares in addition to those contained in this Section 3, such additional rights shall be deemed to be part of this Agreement and are incorporated herein by reference.

4. Certificates for the Shares.  The Company shall issue a certificate in respect of the Shares in the name of the Grantee, and shall hold such certificate on deposit for the account of the Grantee with respect to the Shares represented thereby until such time as the Shares vest.  Such certificate shall bear the following (or a similar) legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the MB Financial, Inc. Amended and Restated Omnibus Incentive Plan and in a Restricted Stock Agreement dated [     ].  A copy of the Plan and such Restricted Stock Agreement may be obtained from the Chief Financial Officer of MB Financial, Inc.”

The Grantee further agrees that simultaneously with his/her execution of this Agreement, he/she shall execute a stock power endorsed in blank in favor of the Company with respect to the Shares and he/she shall promptly deliver such stock power to the Company.

5. Grantee’s Rights; Dividends.  Except as otherwise provided herein, the Grantee, as owner of the Shares, shall have the rights of a stockholder to vote the Shares.  Cash dividends paid on the Shares shall accumulate, without interest, and be paid in cash at the time the Shares vest under Section 2 or 3, or shall be forfeited at the time the Shares are forfeited.  If any dividends or distributions are paid in shares of Common Stock, such shares of Common Stock shall be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were paid.

6. Vesting.  Upon the vesting of the Shares, (a) the Company shall deliver to the Grantee (or, in the event of a transfer of Shares permitted by Section 2 of this Agreement, the person to whom the transferred Shares are so transferred) the certificate in respect of such vested Shares and the related stock power held by the Company pursuant to Section 4 above, and (b) the Shares which shall have vested shall be free of the restrictions referred to in Section 2 above and the certificate relating to such vested Shares shall not bear the legend provided for in Section 4 above.

7. Adjustments for Changes in Capitalization of the Company.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split up, share combination or other change in the corporate structure of the Company affecting the shares of the Company’s Common Stock, such adjustment shall be made in the number and class of shares subject to this Agreement, as shall be determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights, provided that the number of shares covered by this Agreement shall always be a whole number and the average closing price shall be rounded to the nearest whole cent.

8. Effect of Change in Control.  A Change in Control shall not, by itself, result in acceleration of vesting of the Shares, except as provided in this Section 8.

Upon a Change in Control prior to the final Scheduled Vesting Date, except to the extent that another Award meeting the requirements of this Section 8 (a “Replacement Award”) is provided to Grantee to replace this Award (the “Replaced Award”), the Shares shall vest in full on the effective date of such Change in Control.

An Award shall meet the conditions of this Section 8 (and thereby qualify as a Replacement Award) if the following conditions are met:

(a) The Award has a value at least equal to the value of the Replaced Award;

(b) The Award relates to publicly-traded equity securities of the Company or its successor following the Change the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and

(c) The other terms and conditions of the Award are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 2 relating to vesting in the event of a Qualifying Termination).

Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of a Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 8 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

9. Delivery and Registration of Shares of Common Stock.  The Company’s obligation to deliver the Shares hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other Federal, state or local securities regulation.  It may be provided that any representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under such Securities Act or other securities regulation.  The Company shall not be required to deliver any shares of Common Stock under the Plan prior to (i) the admission of such shares to listing on any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted, and (ii) the completion of such registration or other qualification of such shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

10. Plan and Plan Interpretations as Controlling.  The Shares awarded hereby and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Grantee and all other interested parties with regard to any questions arising hereunder or under the Plan.

11. Grantee Employment.  Nothing in this Agreement shall limit the right of the Company or any Subsidiary to terminate the Grantee’s employment, or otherwise impose upon the Company or any Subsidiary any obligation to employ or accept the services of the Grantee.

12. Withholding Tax.  Upon the vesting of the Shares (or at any such earlier time, if any, that an election is made by the Grantee under Section 83(b) of the Code, or any successor provision thereto), the Company may withhold from any payment or distribution made under the Plan Shares with a Fair Market Value sufficient to satisfy any applicable income, employment or other taxes required by law to be withheld. The Company shall have the right to deduct from all dividends paid with respect to Shares the amount of any taxes which the Company is required to withhold at the time such dividends are paid to Grantee pursuant to Section 5 of this Agreement.

13. Grantee Acceptance.  The Grantee shall signify his/her acceptance of the terms and conditions of this Agreement by signing in the space provided below and signing the attached stock power and returning a signed copy hereof and of the attached stock power to the Company.

14. Electronic Signature.  All references to signatures and delivery of documents in this Agreement may be satisfied by procedures the Company has established or may establish from time to time for an electronic system for execution and delivery of any such documents, including this Agreement.  Grantee’s electronic signature, including, without limitation, “click-through” acceptance of this Agreement through a website maintained by or on behalf of the Company, is the same as, and shall have the same force and effect as, Grantee’s manual signature.  Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services relating to this Agreement.

15. Regulatory, Recoupment and Holding Period Requirements.  Grantee acknowledges and agrees that this Award and Grantee’s receipt of any Shares hereunder is subject to (a) the provisions of Section 20.2 of the Plan, including possible reduction, cancellation, forfeiture or recoupment (clawback), delayed payment or holding period requirements, upon the occurrence of events set forth in Section 20.2 of the Plan, and (b) any policies which the Company may adopt in furtherance of any Regulatory Requirements (including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MB FINANCIAL, INC. Jill E. York Vice President and Chief Financial Officer
ACCEPTED:
Name of Grantee:
(Street Name)
(City, State and Zip Code)

STOCK POWER

For value received, I hereby sell, assign, and transfer to MB Financial, Inc. (the “Company”) ______ shares of the common stock of the Company, standing in my name on the books and records of the Company, represented by Certificate No.  , and do hereby irrevocably constitute and appoint the Secretary of the Company attorney, with full power of substitution, to transfer this stock on the books and records of the Company.

Name of Grantee:
Dated:
In the presence of: